Exhibit 16.1

                              Deloitte & Touche LLP



August 23, 2004


Securities & Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549


Dir Sirs/Madams:

We have read Item 4 of Nanometrics Incorporated's Form 8-K/A (Amendment No. 1) dated June 18, 2004 and we agree with the statements made therein except for the last sentence of the first paragraph on which we have no basis to agree or disagree.



Yours Truly,


/s/ Deloitte & Touche LLP